UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 31, 2012 (December 28, 2012)

ZIX CORPORATION

(Exact name of registrant as specified in its charter)

Texas	0-17995	75-2216818
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2711 North Haskell Avenue

Suite 2200, LB 36

Dallas, Texas 75204-2960

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (214) 370-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 28, 2012, Zix Corporation (“Company”) entered into a Shareholders Agreement with Rockall Emerging Markets Master Fund Limited, Meldrum Asset Management, LLC, Fulvio Dobrich, Con Egan, Conor O’Driscoll, Michael E. Dailey and Mark J. Bonney (collectively, “Holders” and, together with specified affiliates, “Meldrum Group”) settling a potential proxy contest. The Holders other than Messrs. Dailey and Bonney have reported collective beneficial ownership of approximately 10% of the Company’s shares. A copy of the agreement is attached as Exhibit 10.1.

Pursuant to the agreement:

•	The Holders will stop their efforts related to a requested special meeting of the Company’s shareholders to remove and replace directors.

•	Before June 30, 2013, the Holders will not seek to control or influence the Company or undertake certain other actions described in Section 3.02 of the agreement (“Standstill”).

•

Michael E. Dailey and Mark J. Bonney (“Meldrum Designees”) were elected to the Company’s board of directors (“Board”) with terms commencing January 1, 2013. (See Item 5.02 below.) The Holders have the right to nominate replacement Meldrum Designees in certain events prior to the 2013 annual shareholder meeting.

•

Each Meldrum Designee irrevocably resigns his directorship immediately upon the occurrence of any of the following events (unless a majority of the other members of the Board votes to refuse to accept such resignation):

•	Any member of the Meldrum Group violates the Standstill and does not cure such violation within three business days following written notice of violation by the Company

•	The Meldrum Group’s aggregate beneficial ownership or voting power over the Company’s common stock is reduced to less than 5 percent.

•	The first date after June 30, 2013, on which any member of the Meldrum Group engages in specified Standstill activities.

•	The date on which the agreement is terminated.

•

The Board will nominate not more than seven directors, including the Meldrum Designees, to stand for election at the Company’s 2013 annual meeting. The Holders have agreed to vote their shares in favor of the Board’s nominees and in accordance with the Board’s recommendation on other specified matters at the Company’s 2013 annual meeting.

•

Before June 30, 2013, or an earlier violation of the Standstill, the Company will not: (i) amend the bylaws to in any way limit or restrict the rights of shareholders, (ii) create any additional directorship, or (iii) propose any amendment to the Company’s articles of incorporation.

•

The Company will reimburse the Meldrum Group up to $100,000 for its out-of-pocket costs and expenses directly related to its solicitation with respect to its requested special meeting of shareholders to remove and replace directors.

This report contains only a summary of certain provisions of the Shareholders Agreement. The summary does not purport to be complete and is qualified by reference to the Shareholders Agreement, which is filed as an exhibit hereto.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 28, 2012, the Company’s Board of Directors elected Michael E. Dailey and Mark J. Bonney as directors of the Company, with terms effective on January 1, 2013. Messrs. Dailey and Bonney have joined the other Holders in SEC filings on Schedule 13D with respect to the Company. The elections were effected pursuant to the Shareholders Agreement described in Item 1.01 above. Mr. Bonney was appointed to the

Audit Committee and Mr. Dailey was appointed to the Compensation Committee. Each new director will be compensated in accordance with the Company’s standard arrangements for non-employee directors, including awards of 25,000 stock options under the Company’s 2012 Incentive Plan, to be effective in February 2013.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective January 1, 2013, pursuant to the Shareholders Agreement, the bylaws of the Company were amended to delete therefrom the final sentence of Section 1.03, which stated that shareholders did not have the ability to call special meetings.

Item 7.01 Regulation FD Disclosure.

On December 31, 2012, Zix Corporation issued a press release titled “Zix Corporation and Meldrum Reach Agreement”. A copy of the press release is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Zix Corporation, dated January 1, 2013

10.1	Shareholders Agreement dated December 28, 2012, among Zix Corporation, and Rockall Emerging Markets Master Fund Limited, Meldrum Asset Management, LLC, Fulvio Dobrich, Con Egan, Conor O’Driscoll, Michael E. Dailey and Mark J. Bonney.

99.1	Press Release dated December 31, 2012, titled “Zix Corporation and Meldrum Reach Agreement.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIX CORPORATION (Registrant)

Date: December 31, 2012	By:	/s/ James F. Brashear
James F. Brashear
Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Zix Corporation, dated January 1, 2013

10.1	Shareholders Agreement dated December 28, 2012, among Zix Corporation, and Rockall Emerging Markets Master Fund Limited, Meldrum Asset Management, LLC, Fulvio Dobrich, Con Egan, Conor O’Driscoll, Michael E. Dailey and Mark J. Bonney.

99.1	Press Release dated December 31, 2012, titled “Zix Corporation and Meldrum Reach Agreement.”

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